Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-26106, 33-35405, 33-57811, 333-91571, 333-31012, 333-74624, 333-16953, 333-116952, 333-116953, 333-123516 and 333-128860), Form S-3 (No. 33-67870 and 333-122139) and Form S-3/A (333-34167) of The Walt Disney Company of our report dated December 5, 2005, except as to Note 1, for which the date is February 13, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Los Angeles, CA
February 16, 2006

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